Exhibit 5.1

Our ref                  SQG/675005-000001/28145040v2

ATOUR LIFESTYLE HOLDINGS LIMITED

18th floor, Wuzhong Building,

618 Wuzhong Road, Minhang District,

Shanghai, People’s Republic of China

6 December 2023

Dear Sirs

ATOUR LIFESTYLE HOLDINGS LIMITED

We have acted as Cayman Islands legal advisers to ATOUR LIFESTYLE HOLDINGS LIMITED (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the “Commission”) on 4 December 2023 under the U.S. Securities Act of 1933, as amended to date, and the base prospectus included therein, the preliminary prospectus supplement dated 4 December 2023 and the final prospectus supplement dated 5 December 2023 (collectively, the “Prospectus”) relating to the resale by Shanghai Yi Nan Enterprise Management Partnership and Shanghai Yin Nai Enterprise Management Partnership (collectively, the “Selling Shareholders”) of the Company's 9,600,000 American depositary shares (the "ADSs"), representing 28,800,000 Class A ordinary shares of par value US$0.0001 each of the Company (the "Shares"). The underwriters will have an option to purchase up to 1,440,000 ADSs representing 4,320,000 Class A ordinary shares of the Company from the Selling Shareholders.

We are furnishing this opinion as Exhibits 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 20 April 2012 and the certificate of incorporation on change of name of the Company dated 16 June 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2	The ninth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 2 September 2021 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Class A Ordinary Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 2 December 2023 (the "Board Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 29 November 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$300,000 divided into 3,000,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 2,900,000,000 Class A Ordinary Shares of par value of US$0.0001 each, and (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each.

3.3	The sale and transfer of the Shares as contemplated by the Registration Statement and the Prospectus by the Selling Shareholders have been duly authorised by or on behalf of the Company.

3.4	The statements under the caption "Cayman Islands Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

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4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

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